Exhibit 99.1

Granite Closes $215 Million Senior Secured Credit Facility

WATSONVILLE, Calif.--(BUSINESS WIRE)--October 16, 2012--Granite Construction Incorporated (NYSE: GVA) today announced it has amended and expanded its credit agreement to a four-year, $215 million senior secured credit facility. This facility, which matures October 2016, is available for the issuance of performance and financial letters of credit and/or borrowings for working capital needs and general corporate purposes and replaces Granite’s $100 million credit facility which was scheduled to mature in June 2013.

“The increase in commitments and continued support signal the ongoing confidence our lenders have in Granite’s current business and our future opportunities,” said Granite’s Vice President and Chief Financial Officer, Laurel J. Krzeminski. “The amended and restated credit agreement provides Granite with ample liquidity and financial flexibility to pursue our long-term strategic growth initiatives.”

The credit facility consists of participation from Bank of America, Bank of the West, BBVA Compass Bank, BMO Harris Bank, Comerica Bank, US Bank and Union Bank.

The Company intends to file a Form 8-K with the Securities and Exchange Commission today which will include additional terms related to the amended and restated credit agreement. When filed, that Form 8-K will also be available on the Company's Web site, www.graniteconstruction.com, in the investor section under SEC filings.

About Granite
Granite is one of the nation’s leading infrastructure contractors and is member of the S&P 400 Midcap Index, the FTSE KLD 400 Social Index and the Russell 2000 Index. Through its wholly owned subsidiary, Granite is one of the nation’s largest diversified heavy civil contractors and construction materials producers serving public- and private-sector clients nationwide. In addition, Granite has one of the oldest and most robust ethics and compliance programs in the industry. In 2012, the Company was recognized by the Ethisphere Institute as one of the World’s Most Ethical Companies for the third year in a row. For more information please visit www.graniteconstruction.com.

CONTACT:
Granite Construction Incorporated
Jacque Fourchy, 831-761-4741